EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S‑3 (File No. 333‑151506, File No. 333‑160193, and File No. 333‑162823) and in the Registration Statements on Form S‑8 (File No. 333‑26157, File No. 333‑68682, File No. 333‑77501, File No. 333‑89420, File No. 333‑134554, File No. 333‑160197, File No. 333-174572 and File No. 333-198320) of our report dated March 16, 2015 relating to the consolidated financial statements of Flagstar Bancorp, Inc. and subsidiaries and our audits of Flagstar Bancorp, Inc.'s effectiveness of internal control over financial reporting included in the Annual Report on Form 10‑K for the year ended December 31, 2014.

 /s/ Baker Tilly Virchow Krause, LLP
Southfield, Michigan
March 16, 2015